Exhibit 10.3

CONSULTING SERVICES AGREEMENT-GENERAL

THIS AGREEMENT, effective as of August 10, 2004, (the Effective Date”) is entered into by and between Premier Entertainment Biloxi, LLC d/b/a/ Hard Rock Casino & Hotel (Owner), with an office and principal place of business at 111 Lameuse Street, Biloxi, MS 39530-4213 and C P Procurement Services Inc. (“Consultant”), with a principal place of business at 248 Basswood Street, Annandale, MN 55302. In consideration of the mutual promises contained herein, Owner and Consultant hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Agreement Documents

Collectively, this Consulting Services Agreement, all Exhibits hereto and documents incorporated herein by reference constitute the “Agreement Documents”. The terms of this Consulting Services Agreement shall control in the event of a conflict with other Agreement Documents, including any conflicting commercial terms and/or payment provisions stated in the Exhibits or Consultant’s proposal. Exhibits included in the Agreement Documents are as follows:

Exhibit “A” - Scope of Services

Exhibit “B” – Schedule of Fee Payments

Exhibit “C” – Schedule of Hourly Rates For Additional Services

1.2                               Services

“Services” means the services to be performed by Consultant as described in and reasonably inferable from the Agreement Documents, including Exhibit “A” and Article 2 below.

1.3                               Additional Services

“Additional Services” means those services, if any, in addition to the Consultant’s initial Scope of Services described in Section 1.2 above which have been mutually agreed to by the parties and are performed by the Consultant after receipt of Owner’s prior written approval.

1.4                               Project

The “Project” shall be those activities to be performed by Owner and all direct contractors and consultants to Owner, including the Consultant, Contractor, Architect, Interior Designer and their respective subcontractors and sub-consultants, and shall collectively be referred to as the Hard Rock Casino & Hotel.

1.5                               Site

“Site” means those areas designated by Owner for performance of the Services that shall be within and around Owner’s premises known as the Hard Rock Casino & Hotel, located at 777 E. Beach Boulevard, Biloxi, MS 39530

1.6                               Contractor

The “Contractor” shall be the general contractor selected by Owner to provide procurement, construction and construction management services for the Project pursuant to a separate contract with Owner.

ARTICLE 2

CONSULTANT’S SCOPE OF SERVICES

2.1                               Representations

.1                                      Consultant shall perform all Services that are specified or reasonably inferable from the requirements set forth in Agreement Documents, including Exhibit “A” and this Article 2. The “Services” pertain to the FF&E for the following areas of the Hard Rock Biloxi Tower: Back of House, Pool Deck and Restrooms, Typical Queen, Typical King, Left Guest Suites, Center Guest Suites, Right End Suites, Hospitality Suites, Corridors, Hotel Lobby, Public Corridor & Lower Lobby, Rooftop Nightclub, Health Spa, and Exterior Porte Cochere.

.2                                      Consultant represents that it is legally authorized to perform the Services contemplated by this Agreement and undertakes to furnish its best skill and judgment and to cooperate with Owner in furthering the best interests of Owner and the Project.

.3                                      Catherine Cheslock-Petersen will be Consultant’s principal in charge of all Services to be performed by Consultant under the terms of this Agreement. Consultant agrees to identify in advance and obtain Owner’s prior written approval for all personnel who will be utilized by Consultant in carrying out the Services hereunder.

.4                                      Consultant shall not: (a) undertake any activity or employment; or (b) have any significant undisclosed financial or other interests; or (c) accept any contributions if it would reasonably appear that such activity, employment, interest or contribution could compromise the Consultant’s professional judgment or prevent the Consultant from serving the best interests of Owner and the Project.

2.2                               Coordination

Consultant agrees to continuously coordinate its activities with Owner, and where applicable, with the Contractor and Owner’s other contractors and consultants to ensure that all Services performed by Consultant hereunder shall be completed in a timely manner and shall not delay the activities of the Contractor or Owner’s other contractors or consultants.

ARTICLE 3

STANDARDS AND REMEDIES

3.1                               Standard Of Performance

Owner and Consultant hereby mutually agree that Consultant’s Services shall conform to the following standards:

.1                                      Consultant’s Services shall be carried out by personnel who are experienced, skilled and competent in their respective professions and shall be performed in full compliance with all applicable laws, regulations and ordinances issued by public authorities and agencies having jurisdiction over the Consultant’s Services relating to the Project.

.2                                      Consultant’s final reports and recommendations, shall be suitable for their intended purpose and shall be prepared and/or carried out in accordance with the standards of care applicable to nationally recognized consulting companies who are regularly engaged in providing the same or similar services on construction projects in the United States involving luxury casino and hotel facilities.

3.2                                Owner’s Remedies

In the event Consultant fails to comply with Section 3.1 above, Consultant shall be responsible for all costs of correcting negligent errors and omissions in its

Services which do not conform with the requirements of the Agreement Documents, including the re-performance by Consultant of its Services as necessary to provide corrected evaluations, testing, surveys and other relevant reports at Consultant’s sole cost and expense. In addition, Consultant shall be responsible for any additional costs incurred by Owner for its personnel, the Architect and Owner’s other consultants arising out of any such negligent errors or omissions.

ARTICLE 4

OWNER’S RESPONSIBILITIES

4.1                               Relevant Information

To the extent already available and relevant to the Consultant’s Services, Owner shall provide Consultant with information available to Owner, including: (a) the latest structural, architectural, mechanical and electrical drawing and all other documents required for completion of the Services. Consultant shall promptly report to Owner any error, inconsistency or omission which it discovers in any such documents.

4.2                               Owner’s Project Representative

Owner has designated Karl Bulot, Project Manager as its Project Representative authorized to act on Owner’s behalf with respect to the Consultant’s Services. The Project Representative shall review the reports, analyses and other documents submitted by Consultant and shall promptly render decisions pertaining thereto, including issuing directives required from Owner to facilitate the progress of the Services.

ARTICLE 5

PERFORMANCE SCHEDULE

5.1                                Performance Schedule

Performance of this Agreement shall commence on June 24th, 2004, and shall continue until the Consultant satisfactorily performs and Owner duly accepts Consultant’s Services as complete. Services shall conclude no later than October 30, 2005.

5.2                                Timely Performance

Consultant acknowledges that TIME IS OF THE ESSENCE and that Owner’s business interests will suffer substantial losses unless Consultant’s Services are completed in a timely manner. Consultant’s failure to timely complete its Services in accordance with Section 5.1 above, except for reasonable cause, shall be a material breach of this Agreement.

ARTICLE 6

TERMS OF PAYMENT

6.1                               Compensation for Services

.1                                      Consulting Fee

In consideration for the performance of the Services set forth in this Agreement, Owner shall pay Consultant a lump sum Consulting Fee of One hundred seventy-four thousand dollars and no cents ($174,000.00) for Consultant’s Services.

.2                                      Payments

The Consulting Fee, Reimbursable Expenses, compensation for Additional Services and the final payment shall be paid in accordance with Sections 6.4, and 6.5.below.

.3                                      Limitations

Subject to Additional Services which are mutually agreed to between the parties in advance and in writing, the Consulting Fee shall be Consultant’s sole and total compensation for all costs, overheads and profit, including but not limited to all cost of general conditions, federal, state, and local statutory benefit taxes, income taxes and sales, use and excise taxes which relate to its Services hereunder.

6.2                               Compensation for Additional Services

To the extent approved in advance and in writing by Owner, payment for Additional Services shall be computed on either: (a) “time and expense” basis measured by the Schedule of Hourly Rates listed in Exhibit “C”, without markups, plus Reimbursable Expenses directly related to the Additional Services, without mark-ups; or (b) a “lump sum” basis as may be mutually agreed upon by the parties in advance and in writing. Lump-sum amounts for Additional Services shall be inclusive of all Reimbursable Expenses.

6.3                               Reimbursable Expenses

Reimbursable Expenses shall be limited to actual expenditures for the items listed below without mark-ups and which are reasonably incurred by the Consultant in the direct performance of Services and Additional Services performed on a “time and expense” basis as follows:

.1                                      Any unusual excessive postage, shipping, and air courier costs at actual cost.

.2                                      Any reasonable expenses in connection with out-of-town travel authorized by Owner.

Reimbursable Expenses that exceed $500.00 will need prior written approval of Owner. All travel schedules will be approved prior to the actual booking of said trips.

6.4                              Progress Payments

Consultant shall submit monthly Applications for Progress Payment that shall separately itemize the following:

.1                                      The relevant Consulting Fee progress payment due in accordance with Exhibit “B” –Schedule of Fee Payments.

.2                                      Separate line item entries which identify all Additional Services which were approved in advance and in writing by Owner and which were completed during the preceding month. Consultant’s submittal for these Additional Costs shall include: (a) a copy of Owner’s prior written approval: and (b) an itemization of all Reimbursable Expenses attributable to each separate item of Additional Service performed and incurred during the preceding month.

6.5                               Monthly Payments

Within thirty (30) calendar days after receipt of Consultant’s Application for Progress Payment submitted in compliance with the requirements of Section 6.4 above, Owner shall pay the amounts approved in accordance with this Article 6 without retention, including Consulting Fee progress payments, Reimbursable Expenses and amounts for Additional Services during the preceding month, if any.

ARTICLE 7

INDEMNIFICATION

7.1                                Indemnities

The term “Indemnitees” means Premier Entertainment Biloxi, LLC, d/b/a Hard Rock Casino & Hotel, and each of its subsidiary companies, affiliated companies and parent companies of every tier, and each of its directors, officers, employees, agents, representatives and assignees permitted herein.

7.2                                Consultant’s Duty to Indemnify

Consultant shall indemnify, defend and hold each of the Indemnitees harmless from and against any and all claims, causes of actions, damages, liabilities, losses, costs and expenses, including reasonable attorney’s fees, arising out of and to the extent caused by the negligent acts, errors or omissions by the Consultant, its employees and agents, or others for whom the Consultant is legally liable in the performance its Services under this Agreement. It is further provided the Indemnitees’ rights set forth in this Section shall not apply to the extent that any claims, costs, expenses, losses or liabilities result from the negligent acts or omissions of the Indemnitees or other parties for whom Consultant is not responsible.

ARTICLE 8

INSURANCE

8.1                               Consultant’s Insurance Requirements

Commencing with the performance of its Services hereunder, and continuing until the Services have been fully performed, Consultant shall obtain and maintain at its expense during the term of this Agreement policies of insurance of the types and in amounts not less than the minimum coverages specified below.

.1                                      Commercial General Liability Insurance covering bodily injury and property damage (including the property of the Indemnities) with minimum limits on a per project basis of One Million Dollars ($1,000,000) combined single limit, with blanket contractual, independent contractors, broad form property damage, personal and advertising injury, cross liability and severability of interests. This policy shall be endorsed for coverage to be on a per project basis and to name Owner and the Indemnities defined in Section 7.1 above as an additional insured.

.2                                      Workers’ Compensation Insurance in accordance with the statutory requirements of the state or states where the Services are to be performed including bodily injury, occupational illness or disease coverage and Employers Liability with minimum limits of not less than One Million Dollars ($1,000,000).

.3                                      Automobile Liability Insurance covering all owned, non-owned and hired vehicles with minimum limits of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage liability.

.4                                      Professional Liability Insurance with minimum limits of One Million Dollars ($1,000,000) per occurrence.

8.2                               Conditions Of Coverage

Policies required in this Article 8 above shall be placed with insurance companies having an A.M. Best Company rating of A VIII or better. Certificates of Insurance for each policy in a form satisfactory to Owner shall be delivered to Owner upon execution of this Agreement and shall include all endorsements specified in this Article 8. Each policy and Certificate shall also be endorsed to require a minimum of thirty (30) calendar days prior written notice to Owner in advance of any cancellation of, or change in such policy. The parties, including all Indemnitees, each mutually waive any and all rights of subrogation against each other and/or their respective insurance carriers to the full extent permitted by law.

ARTICLE 9

TERMINATION, CANCELLATION AND RIGHT TO SUPPLEMENT WORK

9.1                               Termination for Convenience

Owner may for any reason or no reason, terminate this agreement upon giving (fifteen) calendar day written notice to consultant. Thereafter, consultant shall only be entitled to payment for work performed and expenses incurred through the effective date of termination and upon the effective date of termination, Owner shall be forever discharged from any other obligations under this agreement.

9.2                               Termination for Cause

Owner may terminate this Agreement for cause at any time upon giving seven (7) calendar days written notice to the Consultant. Thereafter, Consultant shall only be entitled to payment for work performed and expenses incurred through the effective date of termination, subject to any offsets and/or damages to Owner that may arise out of any default(s) by Consultant. Otherwise upon the effective date of termination, Owner shall be forever discharged from any other obligations under this agreement

9.3                               Right to Supplement Work of Consultant

If the Consultant violates or breaches any of the terms, conditions or covenants hereof, then Owner may, without prejudice to any other remedy he may have, provide any such labor and materials as are necessary to remedy such deficiency and deduct the cost thereof from any money due or thereafter becoming due to the Consultant.

ARTICLE 10

OWNER’S AUDIT RIGHTS

Consultant shall maintain, and require its employees and agents, or others for whom the Consultant is legally liable under this Agreement to maintain detailed records of all its Services, including Additional Services, Reimbursable Expenses and personnel hours expended during the course of such Services. Such financial records shall be kept in accordance with generally accepted accounting principles and shall be promptly made available to Owner and its authorized representatives for purposes of audit promptly after receipt of written notice from Owner.

ARTICLE 11

GENERAL PROVISIONS

11.1                       Assignment

The Services to be provided by Consultant herein is personal in nature and, accordingly, Consultant shall not assign its interest in this Agreement without the prior written consent of Owner. Any purported assignment by Consultant without such consent shall be null and void.

11.2                       Proprietary Information

Owner considers all information pertaining to the Services or the Project to be confidential and proprietary unless otherwise stated to Consultant in writing. Consultant shall not disclose any such information without Owner’s prior written consent, including any information which is prepared or developed by or through

Consultant, Owner, and Owner’s other contractors or any Project designers, architects or other consultants.

11.3                      Ownership and Use of Agreement Documents

All documents prepared by Consultant as part of the Services, including all original reports, drawings, renderings, specifications, estimates, field notes and similar data prepared by Consultant in furtherance of the Services shall be the property of Owner. Consultant hereby assigns to Owner all documents prepared by Consultant, its employees and agents, or others for whom the Consultant is legally liable under this Agreement, including all copyright rights. At the time of completion, or upon an earlier cancellation or termination of this Agreement, Consultant shall promptly on demand turn over to Owner the originals of all such documents. Consultant may retain one (1) set of reproducible copies thereof for information and reference purposes only.

11.4                        Independent Contractor

Consultant shall at all times be an independent contractor and have sole responsibility for and control over all means, methods, techniques, sequences and procedures for coordinating and scheduling its Services to achieve the requirements of this Agreement. Nothing in this Agreement shall be deemed to imply or represent that the Consultant, its employees and agents, or others for whom the Consultant is legally liable under this Agreement are the agents, representatives or employees of the Contractor, Owner or other Indemnities and, Consultant agrees and acknowledges that they shall not have the power, directly or indirectly to bind or otherwise obligate owner to any undertaking whatsoever.

11.5                        Claims and Disputes

.1                                      All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach thereof, shall be decided by a court of competent jurisdiction in the state where Consultant’s Services are to be utilized by Owner and not by arbitration. The existence of any claim, dispute or legal proceeding shall not relieve Consultant from its obligation to properly perform its Services as set forth herein. Neither party shall initiate a judicial proceeding, and the applicable statute of limitations shall not commence to run, until the date of substantial completion of Consultant’s Services or any termination of this Agreement, whichever occurs first.

.2                                      Notwithstanding the above, before either party pursues a judicial determination, the parties agree to attempt to resolve any dispute amicably at a meeting to be attended by persons with decision-making authority. If, within thirty (30) calendar days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then- current Model Procedure for Mediation of Business Disputes of the Center for Public Resources, and to bear equally the costs of the mediation.

11.6                       Governing Law and Forum

The laws of the state of Mississippi shall govern the validity, construction, performance and effect to this Agreement. Any lawsuit to interpret or enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the state of Mississippi.

11.7                       Binding Effect

Owner and Consultant, respectively, bind themselves and to the extent applicable, their partners, successors, assigns and legal representatives to fulfill all obligations contained in this Agreement.

11.8                       Enforceability

Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either Owner or the Consultant. The invalidity or non-enforceability of any provision of the Agreement shall not impair or affect the validity or enforceability of any other provisions. In the event that any such provision is determined to be unenforceable or void, the remainder of the Agreement shall remain in full force and effect. In the event of a waiver or series of waivers by Owner of a breach or default of any provision of this Agreement, such waiver(s) shall not constitute a waiver of any future breach or default of the same provision, or a waiver of any breaches or defaults in any other provisions.

ARTICLE 12

NOTICES

All notices relating to termination, cancellation for convenience, suspension or material breach shall be sent to the parties at the addresses stated below, by registered or certified mail. All other notices may be sent by regular mail. Notice by facsimile transmissions shall be effective upon receipt, but must be confirmed by registered, certified or regular mail, as is appropriate to the type of notice. Either party hereto may specify to the other party a different address for the giving of notices.

12.1                          Notices To Owner

All notices to Owner shall be sufficient when sent as states above and addressed as follows:

Name: Karl Bulot, Project Manager
Hard Rock Casino & Hotel
111 Lameuse Street
Biloxi, MS 39530

12.2                          Notices to Consultant

All notices to the Consultant shall be sufficient when sent as stated above and addressed as follows:

Catherine Cheslock-Petersen
C P Procurement Services
248 Basswood Street
Annandale, MN 55302

ARTICLE 13

ENTIRE AGREEMENT

This Agreement represents the entire and integrated agreement between Owner and Consultant and supersedes all prior negotiations, representations or agreements, whether written or oral. This Agreement shall not be changed or modified except by written amendment signed by officers of the parties.

Owner:		Consultant:

Hard Rock Casino & Hotel		C P Procurement Services Inc.

By:	/s/ Joe Billhimer	By:	/s/ Catherine J. Cheslock-Petersen
Joe Billhimer		Catherine J. Cheslock-Petersen
President and COO		President

EXHIBIT A
SCOPE OF SERVICES

Consultant scope of services are described in the attached letter dated April 7th 5th, 2004.

C P PROCUREMENT SERVICES INC.

248 Basswood Street

Annandale, MN 55302

320/274-2829

April 7, 2004

Hard Rock Casino & Hotel

DBA: Premier Entertainment

Attn: Mr. Karl Bulot

RE: Purchasing Services

Dear Karl:

Per our conversation of yesterday, I am sending you a fee proposal to provide a variety of services for your project.

These fees have been based upon the following information:

1). FF&E Package including tax, freight, and installation - $5.8 million

2). Preliminary design stage currently

3). Construction has begun

4). Completion date of 8/2005

SUMMARY OF FEES:

DESIGN/BUDGET DEVELOPMENT

•                  Establish the client’s criteria with the created team of owner, development manager, architect and designer to create realistic preliminary budgets establishing dollars for designated areas, i.e., Casino seating, restaurant furnishings, hotel amenities, etc

•                 Establish the program, and schedules working with the client’s criteria and construction, i.e. time lines, for manufacturing, installation of goods on site, working closely with the construction team to establish critical paths that all trades can perform their work effectively insuring a high quality finish.

•                 Detailed review of the FF&E product specifications prepared by the Designer and Architect. Working closely with this portion of the team during this stage allows the designer to present to the owner selections that will meet the budget requirements without compromising the quality of the product and time. Making recommendations for product that would be best suited for the operation and usage of the owner’s property.

•                 Review the Architectural and Interior Design drawings including room layout, floor plans, furniture size, etc. to verify that all product specified will fit into the designated areas.

•                 Prepare reports identifying areas of concern and/or suggestions based on past experience for the owner’s review and comments. Requests/questions pertaining to the specifications and drawings would continue until budgets are complete, and purchase orders are processed.

•                 Participate in resolution of problems.

PURCHASING/ACCOUNTS PAYABLE/SCHEDULING

•                 Prepare bid documents to receive three competitive bids from viable manufacturers for final pricing. Three bids will be provided for the drapery fabrication, artwork, wall covering, carpet, case goods, and upholstered seating, lighting, and mattresses/box springs. All other product will be priced out based upon the designer’s specifications if the product meets all criteria.

•                 Collect all bids analyze and make an appropriate recommendation to award contract.

•                 Determine quantity of material required including stock

•                 Create a final budget based upon current information

•                 Meet and assist client/owner where necessary and appropriate to determine that all areas are covered within the current budget

•                 Finalize and present budget for approval including the costs of goods, estimated freight, storage and installation.

•                 Prepare all purchase orders and deposit requests using the owners accounting system. Using your purchase order system will allow you at a later date to have all the information already incorporated into your system for further purchase requirements. Using your system would allow all discounts and rebates to be passed on to the owner promptly.

•                  Process all purchase orders with vendor and verify that delivery dates can be met.

•                  Expedite and ship

•                  Establish freight carriers in advance for cost savings

•                  Review invoices and process paperwork required to process payment.

•                  Negotiate and prepare change orders to purchase orders as required.

•                  Work with vendors and the Accounting Department to zero out purchase orders at the end of the project.

•                  Prepare and/or respond to correspondence as required.

•                  Schedule, review, coordinate, and resolve any problems associated with required submittals.

•                  Handle all issues such as overage, shortages, receipt of damaged material, etc.

•                  Revise delivery dates if required to match project progress if enough notification has been given to make the necessary changes.

•                  Confirm products delivered to warehouse are received.

INSTALLATION/ON SITE COORDINATION

•                  Assist owner in development of overall project install schedule.

•                  Prepare Just In Time schedules for the Casino seating, case goods, upholstered seating, and mattresses/box springs.

•                  Assist owner in creating the most effective way for storage/warehousing.

•                  Work closely with the warehouse manager in the receipt of all products.

•                  Solicit bids for installation of FFE and coordinate with owner for the awarded bidder.

•                  Coordinate and oversee all phases of the installation of FF&E

•                  Perform overall administration of installation subcontracts including preparation of purchase order for the FF&E installation company, drapery fabricator, scheduling, on site supervision, problem resolution.

•                  Obtain and prepare presentation to Fire Marshall concerning flame-rating certificates on all FF&E

These fees are based upon the owner having the following positions in place:

•                  An accounting clerk dedicated to assist CPPS with paper-flow between purchasing and accounting.

•                  A warehouse supervisor to work directly with the receiving of all goods that will be sent to the owners’ warehouse.

•                  Need a Detailed Budget and Construction Timeline

REIMBURSABLE EXPENSES:

Reimbursable Expenses are in addition to the above fees. Reimbursable expenses include air travel, lodging, meals, car rental, gas and parking, and any other project related miscellaneous expenses such as excessive long distance telephone calls, reproductions, postage, mileage, and other typical business related expenses.

PROGRESSIVE BILLING:

Payments made to CPPS would be through a progressive billing process. A down payment would be required prior to the commencement of work with a monthly billing there after which would be due within 30 days. The remaining 10% of the total fee would be billed out the month of installation.

TRAVEL:

I am not sure how much time you are expecting for CPPS to be on site, but I have listed the following time frames and travel requirements, based upon past experience.

Design Budget Development: Weekly or bi-weekly travel to site and design office. Approximately 6-8 weeks.

Bid Process for FF&E — this process can be done from my office, along with creating the vendor relationships, setting up appointments for vendors to present at site, etc. One trip would be required for final budget review.

Purchasing — Purchasing of FF&E would take approximately 5 weeks.

Construction Meetings: - Once a month for sure, but this trip could also be incorporated in above.

Installation — Calculating 7 weeks, which would mean approximately 5-6 trips. Of course through this process, on going correspondence would be daily, and scheduling would be flexible depending on need.

FEES:

My fees to complete this project would be $174,000.00. As you know everything is negotiable, but I do know that I would contribute a wealth of information which would only create a stronger successful project.

Karl, it would be my recommendation to bring me on now on a need be basis to assist you with the design development, if you are at the point that decisions are being made. I wouldn’t think you would need me full time right now. I have listed out a timeline based upon opening in August 2005.

August 2005 - Open

July 2005 – Wishful thinking

Mid May through June, 2005 Installation of Furnishings

Mid March through Mid May – Carpet & Wall covering Installation + Lighting

November 2004 through March 2005 – Production of wall covering, carpet, lighting

November 2004 through February 2005 – Production of Fabrics

Mid October through November 2004 – Purchasing

Late September to Mid October 2004 – Budgeting

Specifications written – July – August 2004

April-July – 2004 – Finalization of Design and Construction Documents

I know some of these dates are reality, but many probably are not. If you choose to go with overseas production, you have to allow much more time for everything. Of course we didn’t get that far into actual schedules, so take it for what’s it is worth.

Last but not least, I can also help you with all of your OSE items, casino seating, back of house furnishings etc. It would be great to work with you again, and I am sure we would once again create a successful project.

Look forward to discussing further with you your purchasing requirements. Call me once you have look this over and let me know your thoughts, whether there is something you want me to delete or add. Nothing at this point is in concrete.

Sincerely,

Catherine J. Cheslock-Petersen

EXHIBIT B
SCHEDULE OF FEE PAYMENTS

Payments will be made according to the following fee schedule:

December 2004*	$64,084.00
January, 2005	$10,000.00
February, 2005	$10,000.00
March, 2005	$10,000.00
April, 2005	$10,000.00
May, 2005	$10,000.00
June, 2005	$10,000.00
July, 2005	$10,000.00
August, 2005	$10,000.00
September, 2005 – Final Payment **	$29,916.00

TOTAL	$174,000.00

*The December billing of $64,084.00 shall be inclusive of all work performed in August, September, October, November, and December together with any down payment due.

**The Final Payment will be billed in September, 2005 with payment due no later than October, 2005.

Dated: August 26, 2004

EXHIBIT C

**Hourly Rates for Additional Services will be billed at $85.00 per hour.

This hourly rate does not apply to this project, for if the total dollar amount should rise, an additional total dollar amount would be agreed upon.